Exhibit 99.1

For Release April 2, 2019	Media Contact: Vincent Bray (469) 486-9065

Toyota Financial Services Announces New Chief Financial Officer

Scott Cooke to lead company’s financial operations.

PLANO, Texas, April 2, 2019 – Toyota Financial Services (TFS) today announced that Scott Cooke is assuming the role of chief financial officer effective immediately. Cooke first joined TFS in 2003 and has held a variety of leadership positions across the Toyota organization, most recently serving as group vice president of treasury, business intelligence, analytics and finance. In that role, Cooke led functions responsible for analytics, funding, capital and liquidity risk management, and treasury operations. Prior to that, Cooke served as group vice president and chief risk officer where he was responsible for establishing and implementing risk-based policies and risk-based metrics for TFS affiliates in Argentina, Brazil, Canada, Mexico, Puerto Rico, and Venezuela. Earlier in his career at Toyota, Cooke held a series of positions of increasing responsibility, including having served as corporate manager, product planning for North American Products at Toyota Motor Sales, USA, Inc.

He will report to Mark Templin, president and CEO of Toyota Financial Services.

“Scott has been a vital contributor to the company’s success in recent years,” said Templin. “We’re confident that Scott’s financial expertise and strategic mindset make him the ideal leader to help Toyota Financial Services meet the evolving financial needs of customers and dealers.”

In his new role, Cooke will oversee the full range of financial planning and reporting activities for the company. “This is an exciting time for Toyota Financial Services,” said Cooke. “We’ll continue to build on our legacy of innovation as we transform and grow to support Toyota Motor North America by providing the best range of financial and insurance solutions possible.”

Cooke earned a Bachelor of Science degree in Finance and a Master of Business Administration degree from Old Dominion University in Norfolk, Virginia.

About Toyota Financial Services

TFS is the finance and insurance brand for Toyota in the United States, offering retail auto financing and leasing through Toyota Motor Credit Corporation (TMCC) and Toyota Lease Trust. TFS also offers extended service contracts through Toyota Motor Insurance Services (TMIS). Lexus Financial Services is the brand for financial products for Lexus dealers and customers. TFS currently employs approximately 3,300 associates nationwide, and has assets totaling over $119 billion. It is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation. We announce material financial information using the investor relations section of our website (www.toyotafinancial.com) and SEC filings. We use these channels, press releases, and social media to communicate about our company, our services and other issues. While not all information we post on social media is of a material nature, some information could be material. Therefore, we encourage those interested in our company to review our posts on Twitter at www.twitter.com/toyotafinancial.

For the past four consecutive years, Points of Light has named TFS one of its Civic 50, the most community-minded companies in the nation.  For more information about the company’s support of financial empowerment, youth development programs, and other community initiatives, please visit www.tfsinthecommunity.com.

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